UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 2, 2007, Cleveland-Cliffs Inc issued the following News Release:

Cleveland-Cliffs Reports Delay in Filing 10-K for Fiscal Year 2006

Cleveland, OH — March 2, 2007—Cleveland-Cliffs Inc (NYSE: CLF) announced today that it will delay filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission (SEC).

The delay resulted from a review undertaken in connection with a concern that was raised anonymously through the company’s Ethics Hotline. The concern focused on a specific contract revenue accounting item that allegedly affected the fourth quarter of 2006. The Audit Committee of the company’s Board of Directors, with the assistance of outside legal counsel and the company’s internal auditors, immediately conducted an investigation.

On February 27, the Audit Committee completed its investigation and found no basis for the allegation. Those findings are now being reviewed by Deloitte & Touche LLP (Deloitte), the company’s independent auditors.

In connection with this investigation, Deloitte began a comprehensive review of the timing of the company’s revenue recognition. Because this review is not yet complete, the company was not in a position to file its Form 10-K by March 1, 2007. The Form 10-K will be filed as soon as practicable. However, as a result of the company’s previously announced investments in the Amapá Project and the Sonoma Coal Project, which are anticipated to close in the current quarter, management may also require additional time to address these subsequent events in the Management Discussion and Analysis (MD&A) and related notes.

The open review primarily centers on specific cash payments for sales out of the company’s ore stockpiles in the fourth quarter of 2006 that were required under customer contract. However, at the request of the customer, the ore was not delivered and remains on Cleveland-Cliffs’ property. This could result in a revision of the company’s unaudited earnings announced in its release issued on February 21.

President and Chief Executive Officer Joseph A. Carrabba commented, "We regret any inconvenience this causes investors. However, we take corporate transparency very seriously and want all of our constituents to be completely comfortable with the integrity of our financial processes and reporting. Our management team and independent auditors are working vigorously to complete this process as soon as practicable."

About Cleveland-Cliffs
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, an iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.
Forward Looking Statements
This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: accounting reviews; successful completion of the Amapá and Sonoma acquisitions; changes in the sales mix; the impact of other price adjustment factors on the Company's North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company's partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company's future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com
SOURCE: Cleveland-Cliffs Inc
CONTACT: Laurie Brlas, 1-216-694-5399

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

March 2, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary